EXECUTION COPY

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of July 9, 2014, is made by and among Demand Media, Inc. a Delaware corporation (“Seller”), CB Acquisition,  LLC, a Delaware limited liability company (“Buyer”), and Otter Media Holdings, LLC, a Delaware limited liability company (“Guarantor”).

WITNESSETH:

WHEREAS, Seller owns and operates the Business (as defined below) conducted under the name Creativebug.

WHEREAS, Seller desires to sell or assign to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined below), and Buyer is willing to assume the Assumed Liabilities (as defined below), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions and Interpretations

Section 1.1Certain Definitions.

For purposes of this Agreement, the following terms will have the following meanings when used herein:

“Accounts Receivable” shall mean the trade accounts receivable and other rights to payment owed Seller (including interest thereon and the full benefit of any security interest of Seller therein) to the extent related to the Business accrued in the ordinary course of business (excluding any intercompany accounts receivable and intercompany loan balances receivable, that are owing from Seller or any Affiliate of Seller), as determined in accordance with GAAP, and any claim, remedy or other right related to the foregoing.

“Acquired Assets” shall mean the tangible and intangible assets used or otherwise commercialized or exploited by Seller or any Affiliate thereof in connection with the Business or the operation thereof that are set forth on the Schedule of Acquired Assets attached hereto as Schedule 1.1(a).

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership as trustee or executor by Contract or otherwise.

“Agreed List of Employees” shall mean the list of employees attached hereto as Schedule 1.1(b); provided, however, that such list shall be deemed to be amended to omit any person whose employment with Seller terminates prior to the Closing Date.

“Agreement” shall mean this Agreement and all exhibits and schedules hereto.

“Allocation” shall have the meaning set forth in Section 2.11.

“Asset Transfer and Assumption Agreements” shall have the meaning set forth in Section 2.2(b).

“Assumed Agreements” shall mean the Contracts that are listed on the Schedule of Assumed Agreements attached hereto as Schedule 1.1(c) (including all rights, title, interests in, and claims of Seller thereunder).

“Assumed Liabilities” shall mean the following obligations and liabilities, in each case whether accrued, absolute, contingent or otherwise:

(a)all liabilities of Seller specifically listed on the Schedule of Assumed Liabilities attached hereto as Schedule 1.1(d);

(b)all liabilities and obligations under the Purchased Assets arising after the Closing Date, specifically not including liabilities for breaches by Seller of any Assumed Agreements  occurring prior to or on the Closing Date, other than with respect to Taxes which are governed by (d) of this definition of “Assumed Liabilities”;

(c)all trade payables (i) outstanding as of the Closing Date to the extent relating to goods or services to be provided to Buyer after the Closing Date in connection with the Business or the Purchased Assets or (ii) listed on Schedule 1.1(d) (under subsection trade payables);

(d)all liabilities and obligations for Taxes relating to the ownership or operation of the Business or the Purchased Assets after the Closing Date and not attributable to a Pre-Closing Tax Period;

(e)all liabilities arising in respect of the sale or provision of any goods or services of the Business after the Closing;

(f)all liabilities for warranty claims made post-Closing arising in respect of any goods or services of the Business sold or provided either before or after the Closing except for any such warranty claims that solely relate to the sale or provision of goods or services of the Business prior to the Closing;

(g)any liabilities arising in connection with the ownership of the Purchased Assets and/or the conduct of the Business after the Closing other than with respect to Taxes which are governed by (d) of this definition of “Assumed Liabilities;” and

(h)all liabilities resulting from any claim of Intellectual Property infringement after the Closing unless such liabilities result from any breach of Seller’s representations and warranties set forth in this Agreement.

“Basket Amount” shall have the meaning set forth in Section 8.5(a).

“Bill of Sale” shall have the meaning set forth in Section 2.2(b).

“Books and Records” shall mean all books, ledgers, files, reports, plans and other documents and operating records of Seller to the extent related to or maintained by the Business, whether or not in electronic form, other than books and records which under applicable Law are required to be retained by the company in possession of such books and records.

“Business” shall mean the business and operations of Seller or any Affiliate thereof constituting the Creativebug brand, content website, associated mobile applications or web-based applications, or the related online video platform for instructional craft videos hosted on Creativebug.com.

“Business Day” shall mean any day on which banks are not required or authorized by Law to close in California, not including Saturdays and Sundays.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Date Payment” shall have the meaning set forth in Section 2.4.

“COBRA” shall mean the Consolidated Budget Omnibus Reconciliation Act of 1986, as amended.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Consent” shall have the meaning set forth in Section 2.7(a).

“Consultant” has the meaning set forth in Section 3.14(b).

“Content Hosting Agreement” shall mean the content hosting agreement, dated as of the date hereof, by and between Buyer and Seller, in form and substance attached hereto as Exhibit A.

“Contracts” shall mean any contracts, agreements, purchase orders, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

“Delayed Asset” shall have the meaning set forth in Section 2.7(a).

“Disclosure Schedules” shall mean Seller’s disclosure schedules attached hereto.

“Employment Agreements” shall mean each of the employment agreements by and between Buyer and (a) Jeanne Lewis, (b) Ursula Morgan, and (c) Julie Roehm, each in form and substance reasonably agreed upon by the parties thereto.

“ERISA” shall have the meaning set forth in Section 3.15(a).

“ERISA Affiliate” shall mean any entity that is considered a single employer with Seller under Section 414 of the Code or a member of the same group as Seller pursuant to Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Escrow Agent” shall mean City National Bank.

“Escrow Agreement” shall mean the escrow agreement, dated as of the date hereof, by and among Buyer, Seller, and the Escrow Agent, in form and substance attached hereto as Exhibit B.

“Excluded Agreements” shall mean all Contracts of Seller other than the Assumed Agreements, including the Contracts listed on the Schedule of Excluded Agreements attached hereto as Schedule 1.1(e), and any inter-company Contracts between Seller and its Affiliates.

“Excluded Assets” shall mean all assets of Seller unrelated to the Business and those assets listed on the Schedule of Excluded Assets attached hereto as Schedule 1.1(f), all Accounts Receivable to the extent relating to goods or services provided by Seller before the Closing Date, all cash and cash equivalents of Seller, all Tax assets (including, but not limited to, net operating losses, Tax credits, Tax refunds, and the right to receive any of the foregoing) of Seller and, with respect to any Pre-Closing Tax Period, all assets relating to any Seller Benefit Plan, or collective bargaining, labor or employment agreement or other similar arrangement, and all Excluded Agreements.

“Excluded Liabilities” shall mean every liability and obligation of Seller and its Affiliates, whether accrued, absolute, contingent or otherwise, other than Assumed Liabilities, including:

(a)all liabilities and obligations of the Business and the Purchased Assets arising out of events or conditions occurring prior to the Closing Date (regardless of whether the claims are made before or after the Closing Date) that are not Assumed Liabilities;

(b)all liabilities under the Assumed Agreements that are not Assumed Liabilities;

(c)all liabilities resulting from any claim of Intellectual Property infringement prior to the Closing (regardless of whether the claims are made before or after the Closing Date);

(d)all payables outstanding as of the Closing Date other than those payables that are Assumed Liabilities;

(e)all liabilities and obligations for Taxes relating to or arising from the ownership or operation of the Business or the Purchased Assets attributable to any Pre-Closing Tax Period and any obligations or liabilities for Taxes of Seller or its Affiliates (including, for the avoidance of doubt, any Transfer Taxes which are the responsibility of Seller as provided in Section 2.6(a) and any other Taxes resulting from the transactions contemplated by this Agreement);

(f)any liabilities or obligations of Seller or any of its Affiliates incurred or arising from or out of the negotiation, preparation and execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby;

(g)all liabilities arising out of or relating to any employee grievance against Seller or any Affiliate thereof whether or not the affected employees are hired by Buyer, including any liabilities or obligations of Seller in connection with any Seller Benefit Plan, or collective bargaining, labor or employment agreement or other similar arrangement or obligations in respect of retiree health benefits, including any liability for any payments of any kind whatsoever under ERISA, or any comparable Laws, in each case to the extent the liability or obligation relates to the period prior to the Closing;

(h)any liability related to employee or consultant services provided prior to the Closing Date, including but not limited to vacation accruals or stock or cash incentive payments; and

(i)any other obligations of Seller or the Business not included in the definition of Assumed Liabilities.

“Excluded Software” means the software listed on Schedule 1.1(i) attached hereto.

“Financial Information” means the unaudited financial information relating to the Business and attached hereto as Schedule 1.1(g).

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Entity” shall mean any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.

“Guarantor” shall have the meaning set forth in the preamble.

“Holdback Amount” shall mean US$1,000,000.

“Hosting Agreement” shall mean that certain Interim Hosting Agreement, between Buyer, TCG, and Seller, dated as of June 17, 2014.

“Inbound License Agreements” shall have the meaning set forth in Section 3.9(j).

“Indemnified Party” shall have the meaning set forth in Section 8.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

“Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) Trademarks (registered or otherwise), (c) works of authorship, databases, or any other materials that are protectable via copyright, droit de auteur, sui generis or similar protection, (d) Trade Secrets, (e) all intellectual property or proprietary rights in or to any of the foregoing arising under the laws of any jurisdiction, including such laws regarding Patents, copyrights, trade secret rights and trademark rights, (f) all rights to apply for Intellectual Property Registrations, and (g) all rights to sue or recover and retain damages, costs, attorneys' fees and any other remedies available for present and past infringement or misappropriation of any of the foregoing.

“Intellectual Property Assignments” shall have the meaning set forth in Section 2.2(b).

“Intellectual Property License” shall mean the Retained Intellectual Property License Agreement, dated as of the date hereof, by and between Buyer and Seller, in form and substance attached hereto as Exhibit C.

“Intellectual Property Registrations” means all registrations of Intellectual Property or applications therefor, including Patents, Trademark registrations and applications therefor, and copyright registrations and applications therefor.

“Interim Balance Sheet Date” shall have the meaning set forth in Section 3.5.

“Knowledge” shall mean with respect to Seller, the actual knowledge of the individuals listed on Schedule 1.1(h), after reasonable inquiry.

“Law” shall mean any applicable law (including common law), statute, rule, regulation, judgment, code, ordinance, order or decree administered or issued by any Governmental Entity.

“Leased Assets” shall mean the assets used or otherwise commercialized or exploited by Seller or any Affiliate thereof in connection with the Business or the operation thereof that are leased to Seller or any Affiliate thereof under a valid and enforceable written lease, other than any lease that is an Excluded Agreement.

“Leave Employees” shall have the meaning set forth in Section 7.1(b).

“Licensed IP” means any Intellectual Property used in the Business or the operation thereof that are owned by a third party and licensed to Seller or any Affiliate thereof, other than Excluded Software.

“Lien” shall mean any lien, claim, mortgage, encumbrance, pledge, security interest, easement, or restriction.

“Losses” shall have the meaning set forth in Section 8.2.

“Material Adverse Effect” shall mean any fact, circumstance, event, change, effect or occurrence that (a) has or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Business or (b) that would be reasonably likely to prevent or materially delay or materially impair the ability of Seller to consummate the transactions contemplated hereby; except for any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, arises out of or results from (i) changes in economic conditions or financial or securities markets in general or the industries and markets in which Seller conducts its business, (ii) any failure to meet financial or other projections with respect to the Business, (iii) any changes in Laws or GAAP after the date hereof, (iv) the execution and performance of or compliance with this Agreement, (v) the announcement of this Agreement and the transactions contemplated hereby (including, without limitation, any (x) actions by customers, strategic partners or competitors, (y) loss of personnel, customers or strategic partners, or (z) the delay or cancellation of orders for services and products), (vi) any outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, or (vii) any acts taken in compliance with the terms of the Transaction Documents (including the Hosting Agreement) or with the express written consent of Buyer.

“Material Contracts” shall have the meaning set forth in Section 3.8.

“NDA” shall have the meaning set forth in Section 6.3.

“Orders” shall mean any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Outbound License Agreement” shall have the meaning set forth in Section 3.9(m).

“Patents” shall mean, in any and all countries, patents and patent applications, and industrial design registrations, together with all continuations, continuations-in-part, divisionals, renewals, reissues, extensions, and reexaminations.

“Permitted Liens” shall mean (a) statutory Liens for Taxes that are not yet due or delinquent or that are being diligently contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity or amount of which is being contested in good faith by appropriate proceedings, (c) pledges, deposits or other Liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (d) all covenants, conditions, restrictions, easements, charges, rights-of-way and similar matters set forth in any state, local or municipal franchise of Seller, or other minor imperfection of title or similar Liens, which do not materially interfere with the continued use of the property for the purposes for which the property is currently being used and do not materially affect the validity of title of such property and (e) Outbound License Agreements and other licenses referenced in Section 3.9(m).

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or any other entity or group (as such term is used in Section 13 of the Securities Exchange Act of 1934, as amended).

“Personal Element” shall have the meaning set forth in Section 3.9(o).

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Privacy Policy” shall have the meaning set forth in Section 3.9(o).

“Purchase Price” shall mean US$10,000,000.

“Purchased Assets” shall mean, collectively, the Acquired Assets and the Assumed Agreements.  For the avoidance of doubt, the Purchased Assets exclude the Excluded Assets.

“Registered Copyrights” shall have the meaning set forth in Section 3.9(c).

“Registered Trademarks” shall have the meaning set forth in Section 3.9(a).

“Representative” shall mean, with respect to any Person, any director, member, limited or general partner, officer, employee, agent, consultant, advisor or other representative of such Person.

“Restricted Field” shall have the meaning set forth in Section 7.6.

“Retained Intellectual Property” shall mean Intellectual Property licensed by Seller to Buyer under the Intellectual Property License.

“Seller” shall have the meaning set forth in the preamble.

“Seller Approvals” shall have the meaning set forth in Section 3.2(b).

“Seller Benefit Plans” shall have the meaning set forth in Section 3.15(a).

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.3.

“Seller Permits” shall have the meaning set forth in Section 3.10(b).

“Straddle Period” shall mean any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (a) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (b) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Tax” and Taxes” shall mean (a) any and all federal, state, local or foreign or provincial taxes, imposts, levies or other assessments, including, without limitation, all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, minimum, alternative minimum, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, workers’ compensation, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto, (b) any liability or obligations arising as a result of being (or ceasing to be) a member of any “affiliated group” (as defined in Section 1504 of the Code) (or being included (or required to be included) in any Tax Return relating thereto) and (c) any transferee liability or obligations with respect to any items in clause (a) above, whether by contract, as a successor or otherwise.

“Tax Returns” shall mean any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxing Authority” shall mean the United States Internal Revenue Service or any other taxing authority, whether domestic or foreign, including any state, county, local or foreign government or any subdivision or taxing agency thereof.

“TCG” shall mean The Chernin Group, LLC, a Delaware limited liability company and an Affiliate of Buyer.

“Termination Date” shall have the meaning set forth in Section 6.1(a).

“Trade Secrets” means all trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, formulas, algorithms, data, discoveries, developments, inventions, or other confidential or business information.

“Trademarks” shall mean all trademarks, service marks, trade dress, logos, slogans, trade names, service names, domain names, and corporate and business names.

“Transaction Documents” shall mean this Agreement, the Asset Transfer and Assumption Agreements, the Intellectual Property License, the Content Hosting Agreement, the Transition Services Agreement, the Employment Agreements, the Escrow Agreement, the Hosting Agreement, the NDA, and all other agreements, certificates, instruments, documents and writings delivered in connection with the transactions contemplated in this Agreement or any other Transaction Document.

“Transfer Period” shall have the meaning set forth in Section 2.7(a).

“Transfer Taxes” shall mean any transfer, documentary, sales, use, real property gains, stamp, registration, value added and other such similar Taxes and fees.

“Transferred Employees” shall have the meaning set forth in Section 7.1(b).

“Transition Services Agreement” shall mean the Transition Services Agreement by and between Seller and Buyer and dated as of the Closing Date, in form and substance as Exhibit D.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“User Data” shall have the meaning set forth in Section 3.9(o).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

Closing

Section 2.1Closing.

The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place on July 9, 2014 at 11:59 pm Pacific time at the offices of Buyer, subject to the satisfaction of all of the conditions to Closing set forth in Article V (or at such other place and time as the parties may mutually agree) (sometimes referred to herein as the “Closing Date”).  The parties hereto specifically acknowledge that time is of the essence with respect to the Closing.  All activities of the Business on the Closing Date shall be to the account of Seller.

Section 2.2Assets to Be Sold.

(a)On the Closing Date, Seller shall sell, assign, transfer and deliver or caused to be delivered to Buyer all of the Purchased Assets and all right, title and interest in and to the Purchased Assets, free and clear of all Liens other than Permitted Liens.

(b)Such transfers will be effected pursuant to (i) one or more bills of sale in form and substance identical to Exhibit E transferring to Buyer good and valid title to all the Acquired Assets other than Trademarks, free and clear of all Liens other than Permitted Liens (the “Bill(s) of Sale”), and (ii) one or more assignments of intellectual property in form and substance identical to Exhibit F assigning to Buyer all right, title and interest in and to the Trademarks included in the Acquired Assets (the “Intellectual Property Assignments”, and, together with the Bill(s) of Sale and the Intellectual Property Assignments, the “Asset Transfer and Assumption Agreements”).

Section 2.3Assumption of Liabilities.

At the Closing, Buyer shall assume the Assumed Liabilities and shall agree to pay, perform and discharge the Assumed Liabilities, and shall promptly reimburse Seller for the performance by Seller (or its Affiliates) of any such obligation the performance of which by Buyer is not accepted by the obligee in the exercise of such obligee’s lawful rights, with such assumption to be effected in this Agreement and in the Asset Transfer and Assumption Agreements.  Buyer is not assuming any debt, liability or obligation of Seller or any Affiliate of Seller, other than the Assumed Liabilities, and Seller and its Affiliates shall retain all other liabilities and obligations of Seller and its Affiliates, whether accrued, absolute, contingent or otherwise, including, without limitation, the Excluded Liabilities.

Section 2.4Purchase Price.

Subject to the terms and conditions of this Agreement, in full consideration of the sale, assignment, transfer, conveyance and delivery of the Purchased Assets, Buyer agrees to acquire the Purchased Assets from Seller and to assume the Assumed Liabilities, and at the Closing, Buyer shall pay in cash in immediately available funds, an amount equal to the Purchase Price minus the Holdback Amount (the “Closing Date Payment”) in the manner and at the time set forth in Section 2.9.

Section 2.5Excluded Assets.

Notwithstanding anything in this Agreement to the contrary, Seller shall not and does not agree to sell, assign or deliver to Buyer, and Buyer shall not purchase, acquire or obtain under this Agreement or the transactions contemplated hereby, any of the Excluded Assets.

Section 2.6Transfer Taxes and Value Added Tax; Bulk Sales.

(a)Subject to any obligation imposed by Law or any Governmental Entity, Seller and Buyer agree to fully and reasonably cooperate to minimize the impact of all Transfer Taxes and value added Tax levied on the sale, assignment or transfer of the Purchased Assets to be sold and transferred as provided herein.  All Transfer Taxes resulting from the transactions contemplated by this Agreement and the cost of filing all necessary Tax Returns and other documentation with respect to such Transfer Taxes shall be borne one half by Buyer and one half by Seller. Seller and Buyer will cooperate in timely filing all Tax Returns and other documentation related to such Transfer Taxes.

(b)Seller shall indemnify and hold harmless Buyer, its Affiliates and each of their respective successors and assigns from and against any and all losses of any such Persons, directly or indirectly, as a result of, or based upon or arising from the failure to comply with any bulk transfer and bulk sales Laws of any applicable jurisdictions; provided, however that nothing in this Agreement will prevent either party from asserting as a bar or defense in any action or proceeding brought under any bulk sales or bulk transfer Law that such Law does not apply to the transactions contemplated by this Agreement.

Section 2.7Non-Assignability of Assets.

(a)To the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any Purchased Asset (a “Delayed Asset”) is prohibited by any Law or would require any governmental or third party authorizations, approvals, consents or waivers (“Consent”) and such Consent shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof.  For a period (the “Transfer Period”) beginning on the Closing Date and ending six months from such date, Seller and Buyer agree to use commercially reasonable efforts to cooperate to ensure that Buyer, to the greatest extent permitted by applicable Law following the Closing, will obtain all the economic benefits and burdens intended to be assigned in respect of such Delayed Asset.  Seller and Buyer shall take such action as the other party may reasonably request so as (i) to provide Buyer with the benefits and burdens of each Delayed Asset (including permitting Buyer to take actions, in the name of Seller, but at Buyer’s expense, required to enforce any rights necessary for Buyer to receive the full benefits of such Delayed Asset) and (ii) to effect collection of money or other consideration due and payable under the Delayed Asset.  Seller shall pay over as soon as reasonably practicable to Buyer all money or other consideration received by it in respect of each Delayed Asset and shall treat all such consideration as having been received on behalf of Buyer as Buyer’s agent for Tax purposes.

(b)During the Transfer Period, Seller shall continue to use its commercially reasonable efforts to obtain all Consents necessary to transfer the Delayed Assets to Buyer as promptly as practicable.  At such time and on each occasion after the Closing Date that a Consent shall be obtained with respect to any Delayed Asset, such Delayed Asset shall forthwith be transferred and assigned to Buyer by Seller.

(c)Notwithstanding anything to the contrary herein, in no event shall Seller be obligated or required to (i) take any action to renew or otherwise extend the term of any Delayed Asset unless Buyer shall have obtained a written release of Seller from all liabilities relating to such Delayed Asset, in form and substance reasonably satisfactory to Seller; (ii) take any action or fail to take any action that is in violation of or conflict with any applicable Law, Permit, or the terms of any Contract; or (iii) pay any amounts to any party with respect to any Delayed Asset after the Closing unless and until it has been advanced such amounts by Buyer.

Section 2.8Delivery by Seller.

At the Closing, Seller will deliver, or cause to be delivered, to Buyer the following:

(a)the officer’s certificate referred to in Sections 5.1(a) and 5.1(b) hereof in form and substance reasonably satisfactory to Buyer;

(b)duly executed counterparts of the Transaction Documents to which Seller is a party; and

(c)the affidavit referred to in Section 5.1(h) hereof.

Section 2.9Delivery by Buyer.

At the Closing, Buyer will deliver, or cause to be delivered, to Seller the following:

(a)the Closing Date Payment in cash by wire transfer of immediately available funds (to Seller’s account set forth on Exhibit G attached hereto);

(b)the officer’s certificate referred to in Sections 5.2(a) and 5.2(b) hereof in form and substance reasonably satisfactory to Seller; and

(c)duly executed counterparts of the Transaction Documents to which Buyer or Guarantor is a party.

Section 2.10Holdback Amount Procedures.

At the Closing, Buyer shall deposit with the Escrow Agent the Holdback Amount as security for any indemnification claim made pursuant to Section 8.2.  The Holdback Amount, less any fees deducted from the Holdback Amount by the Escrow Agent pursuant to the terms of the Escrow Agreement, shall be held and distributed by the Escrow Agent in accordance with the terms and subject to the conditions set forth in the Escrow Agreement.  Any portion of the

Holdback Amount distributed to Buyer under the Escrow Agreement shall be deemed to be a reduction in the Purchase Price.

Section 2.11Purchase Price Allocation.

The Purchase Price and the Assumed Liabilities, to the extent they are considered “amounts realized” for federal income tax purposes, shall be allocated among the Purchased Assets in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as applicable), which allocation Buyer shall prepare and deliver to Seller as soon as reasonably practicable after the Closing Date and which allocation shall be subject to Seller’s written approval, not to be unreasonably withheld, conditioned or delayed (as finally determined pursuant to this Section 2.11, the “Allocation”). Buyer and Seller shall negotiate in good faith to resolve any disputes regarding the Allocation.  In the event Buyer and Seller cannot reach an agreement with respect to the Allocation, the dispute shall be resolved by mediation, the costs of which will be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.  The parties agree that:

(a)each party shall follow and utilize the Allocation for all Tax reporting purposes, including reporting the sale and purchase of the Purchased Assets on all applicable Tax Returns and Tax forms in a manner consistent with such Allocation, and none of the parties shall take a position on any Tax Return (including IRS Form 8594), before any Governmental Entity or in any administrative or judicial proceeding that is inconsistent with such Allocation without the written consent of the other party or unless specifically required pursuant to a legally-binding determination by an applicable Governmental Entity;

(b)the parties shall promptly advise and consult with each other, to the extent legally permissible, regarding or with respect to the existence of any Tax audit, examination, claim for refund, controversy, adjustment or litigation related to any such Allocation; and

(c)if the Purchase Price is adjusted (including pursuant to Section 8.5 hereof), then the Allocation shall be amended by Buyer in good faith to reflect such adjustment in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.

ARTICLE III

Representations and Warranties of Seller

Except as otherwise set forth in the Disclosure Schedules attached hereto (it being understood that any matter set forth in the Disclosure Schedules shall be deemed disclosed with respect to any section of this Article III to which the matter relates, so long as the applicability of such matter to such section is reasonably apparent based on the face of the disclosure to a reader unfamiliar with Seller), Seller represents and warrants to Buyer as follows:

Section 3.1Qualification, Organization, Selling Subsidiaries, etc.

(a)Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized.  Seller has the corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Business as presently conducted, except where the failure to do so would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)Seller is qualified to do business or licensed and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of the Purchased Assets or conduct of the Business requires such qualification, except where the failure to so qualify or to be in good standing would not have a Material Adverse Effect on the Business.

Section 3.2Corporate Authority Relative to this Agreement; No Violation.

(a)Seller has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller (including, for the avoidance of doubt, the vote or approval of the stockholders of Seller) are necessary to authorize this Agreement and each of the other Transaction Documents to which it is a party, or to consummate the transactions contemplated hereby and thereby.  This Agreement and each of the other Transaction Documents to which it is a party have been duly and validly executed and delivered by Seller and, assuming due execution and delivery by Buyer and the other parties thereto, constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with their terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.

(b)Neither any material authorization, consent or approval of, or filing with, any Governmental Entity (collectively, the “Seller Approvals”) nor, except as set forth in Section 3.2(b) of the Disclosure Schedules, any Consent is necessary, under applicable Law, in connection with the execution, delivery and performance of this Agreement, or any other Transaction Document to which Seller is a party, by Seller or for the consummation by Seller of the transactions contemplated hereby or thereby.

(c)The execution and delivery by Seller of this Agreement and each of the other Transaction Documents to which Seller is a party, do not, the performance by Seller of its obligations under this Agreement and each of the other Transaction Documents to which it is a party to will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof by Seller will not (with or without notice or lapse of time, or both), (i) result in any violation of or default under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation under any Assumed Agreement, or result in the creation of any Lien other than Permitted Liens upon any of the Purchased Assets or (ii) conflict with or result in any violation of any provision of the certificate or articles of incorporation or bylaws or other equivalent organizational document of Seller.

Section 3.3Title to Property.

Excluding for purposes of this Section 3.3 any Intellectual Property rights covered by Section 3.9:

(a)(i) Seller owns and has good, valid and transferable title to all of the Acquired Assets; (ii) Seller has a valid leasehold interest under valid and enforceable lease agreements in all Leased Assets; and (iii) except as described on Section 3.3 of the Disclosure Schedules, all of the Purchased Assets are free of all Liens other than Permitted Liens.  The Purchased Assets do not include any ownership interest in any real property.

(b)Following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, subject to obtaining all applicable Consents, Seller will convey to Buyer good and marketable title to the Purchased Assets free of all Liens other than Permitted Liens.

Section 3.4Completeness of Assets.

(a)Except for the Excluded Assets and as set forth on Section 3.4(a) of the Disclosure Schedules, the Purchased Assets, together with the rights granted to Buyer pursuant to this Agreement and the Transaction Documents, constitute all of the assets and rights (other than employees) necessary to conduct the Business in substantially the same manner as currently conducted.

(b)The tangible assets included in the Purchased Assets, taken as a whole, are in good operating condition and repair (subject to normal wear and tear and other impairments of value which do not materially interfere with the use of such assets in the ordinary course of business).

Section 3.5Financial Information.

Attached hereto as Schedule 1.1(g) are true and correct copies of the Financial Information.  The Financial Information fairly presents in all material respects (a) the assets and liabilities of the Business as of May 31, 2014 (the “Interim Balance Sheet Date”) and (b) the revenues and expenses of the Business for the five-month period ended May 31, 2014, except in the case of the Financial Information described in both clause (a) and clause (b) for any shared assets and liabilities, corporate overhead and intra-company arrangements.  As of the Interim

Balance Sheet Date, there are no material off balance sheet transactions, arrangements or obligations attributable to the Business or which relate to the Business and which Seller or any Seller Affiliate is a party.  The Financial Information was prepared from, and in accordance with, the books and records of Seller and in accordance with and consistent with GAAP with respect to the items listed therein.  Notwithstanding the foregoing, Buyer acknowledges that the Financial Information was prepared solely for the purpose of this Agreement and for the internal management purposes of Seller and that the Business was not conducted on a stand-alone basis as a separate entity during the periods indicated in the Financial Information.

Section 3.6[Reserved]

Section 3.7Absence of Certain Changes or Events.

Since the Interim Balance Sheet Date, except as set forth on Section 3.7 of the Disclosure Schedules, the Business has been conducted, in all material respects, in the ordinary course of business and consistent with past practice and there has not been a Material Adverse Effect.

Section 3.8Material Contracts.

(a)Except as set forth on Section 3.8(a) of the Disclosure Schedules, Seller is not party to or bound by any Contract (excluding employment agreements and offer letters) (i) that is material to the operation of the Business, (ii)  that involves, or could reasonably be expected to involve, payment by or to Seller in respect of the Business in excess of US$25,000 during any 12-month period, or (iii) that contains any provision that prior to or following the Closing would by its terms materially restrict or alter the conduct of the Business, or purport to materially restrict or alter the conduct of the Business (all Contracts of the type described in this Section 3.8(a), along with all of the Assumed Agreements, being referred to herein as “Material Contracts”).

(b)Seller has made available to Buyer a correct and complete copy of each Material Contract, other than non-exclusive licenses of third-party generally commercially available software used in the Business that do not involve, and could not reasonably be expected to involve, payment by or to Seller in respect of the Business in excess of US$25,000 during any 12-month period; provided that with respect to any Material Contract that is not an Assumed Agreement, Seller has made available to Buyer only the portions of such Material Contract that are primarily related to the Business or the Purchased Assets.

(c)(i)  Each Material Contract that is an Assumed Agreement is valid and binding on Seller, and, to the Knowledge of Seller, each other party thereto, as applicable, and is in full force and effect, and (ii) no event or condition exists which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Seller or, to the Knowledge of Seller, on the part of any other party under any such Assumed Agreement.

(d)Except as set forth on Section 3.8(d) of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with or result in any breach of any provision of any Assumed Agreement.

Section 3.9Intellectual Property Rights.

(a)Section  3.9(a) of the Disclosure Schedules sets forth an accurate and complete list of all registered Trademarks and applications for registration of Trademarks included in the Acquired Assets (collectively, the “Registered Trademarks”) and of all material unregistered Trademarks included in the Acquired Assets. To the Knowledge of Seller, no Person is using any Trademarks in a manner that infringes Seller’s rights in the Trademarks included in the Acquired Assets. There are no limited use, concurrent use, co-existence or similar agreements with respect to any Trademarks included in the Acquired Assets.

(b)Section 3.9(b) of the Disclosure Schedules sets forth an accurate and complete list of all Internet domain names included in the Acquired Assets.

(c)Section 3.9(c) of the Disclosure Schedules sets forth an accurate and complete list of all registered copyrights and all pending applications for registration of copyrights included in the Acquired Assets (collectively, the “Registered Copyrights”).

(d)Neither Seller nor any Affiliate thereof owns any right with respect to any Patent that relates to the Business as currently conducted.

(e)Section 3.9(e) of the Disclosure Schedules sets forth an accurate and complete list of all social media accounts and registrations held in the name of Creativebug or otherwise maintained by or on behalf of the Seller on any third party website or service, the primary purpose of such account or registration being the engagement of end users of the Business (e.g., Facebook, Twitter).  To the Knowledge of Seller, Seller’s use of any such account or registration in connection with the Business as currently conducted by Seller does not violate any terms of use or other terms and conditions relating to such account or registration.

(f)The Registered IP is, to the Knowledge of Seller, subsisting and valid and enforceable in their respective jurisdictions of registration in accordance with the applicable Laws of such jurisdictions. The foregoing will not be construed as any representation that any Intellectual Property Registration will issue on any application therefor. Seller has not taken any action or failed to take any action that reasonably would be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Intellectual Property Registrations included in the Acquired Assets. Without limiting the generality of the foregoing, all filing, examination, issuance, and post registration fees associated with or required with respect to the registrations of the Intellectual Property Registrations included in the Acquired Assets that were due prior to the Closing have been timely paid.

(g)To the Knowledge of Seller, no Intellectual Property Registrations included in the Acquired Assets is involved in any opposition, cancellation or similar proceeding and no such proceeding is threatened in writing. Except as described on Section 3.9(g) of the Disclosure

Schedules, Seller has not (i) received notice of any lawsuit, threat or claim challenging its good and marketable exclusive title, free and clear of any Liens other than Permitted Liens, in and to any Intellectual Property included in the Acquired Assets or Retained Intellectual Property or alleging (x) that any Intellectual Property right included in the Acquired Assets is invalid, unenforceable or misused or (y) that Seller or any Affiliate thereof has breached any Contract relating to Licensed IP or any Intellectual Property included in the Acquired Assets or the Retained Intellectual Property, or (ii) brought or threatened in writing to bring any action for or alleged in writing (x) any infringement or misappropriation of any Intellectual Property right included in the Acquired Assets, (y) in connection with the Business, the unenforceability, invalidity or misuse of Intellectual Property of any third party or (z) the breach of any Contract relating to the Licensed IP or the Intellectual Property included in the Acquired Assets or the Retained Intellectual Property. To the Knowledge of Seller, no Person is misappropriating, infringing, diluting or violating any Intellectual Property right included in the Acquired Assets in any material respect.

(h)Seller has the right to use and otherwise exploit all Licensed IP as currently used or otherwise exploited by Seller or its Affiliates in the Business.  Seller exclusively owns, free and clear of any Liens other than Permitted Liens (except as described on Section 3.3 of the Disclosure Schedules), all right, title and interest in and to all of the Intellectual Property included in the Acquired Assets that is registered, subject to any application for registration or material to the Business.  Seller owns or possesses all right, title and interest it requires in the Retained Intellectual Property to enter into, and grant all rights provided under, the Intellectual Property License, and Buyer’s exercise of its rights under the Intellectual Property License shall not violate or conflict with any rights granted by Seller or any Affiliate thereof with respect to any Retained Intellectual Property to any third party.

(i)All Persons who are or were employed or engaged by Seller or any Affiliate thereof, whether as employees, contractors or otherwise, who have participated in the creation and/or development of any Intellectual Property (in each case in a manner sufficient to vest ownership of applicable Intellectual Property rights under applicable Law) included in the Acquired Assets, either solely or jointly with others, have executed a written assignment of all of their right, title and interest in and to such Intellectual Property to Seller, free and clear of any Liens.

(j)Section 3.9(j) of the Disclosure Schedules sets forth a complete and accurate list of all Contracts granting to Seller any right or license under or with respect to any Licensed IP (collectively, the “Inbound License Agreements”), other than any Contract under which Excluded Software is licensed to Seller. To the Knowledge of Seller, no loss or termination (excluding expiration pursuant to the terms of the Inbound License Agreement) of any rights with respect to any Licensed IP is pending or threatened in writing.

(k)The Intellectual Property included in the Acquired Assets, the Retained Intellectual Property, the Licensed IP, any Intellectual Property included in the Excluded Assets that is referenced in Schedule 1.1(e) or Schedule 1.1(f), and the Excluded Software, together, constitute all the Intellectual Property rights used or otherwise exploited in the conduct of the Business as it is currently conducted.

(l)The conduct of the Business, including the development, modification, publication, transmission, license, provision, distribution or other exploitation of products or services relating to the Business, in the manner the Business is currently conducted by Seller or any Affiliate thereof, does not infringe or misappropriate any Intellectual Property rights of any third party or constitute unfair competition or trade practices under any Law. Seller has not received any notice or claim asserting that Seller or any Affiliate thereof has engaged in any such infringement, misappropriation, violation, dilution, unauthorized use or unfair competition or trade practices and, to Seller’s Knowledge, there is no basis for any such claim that would have a Material Adverse Effect on the Business as currently conducted.

(m)Section 3.9(m) of the Disclosure Schedules sets forth a complete and accurate list of all Contracts under which Seller or any Affiliate thereof grants to any third party any right or license under or with respect to any Intellectual Property included in the Acquired Assets (collectively, the “Outbound License Agreements”), other than any non-exclusive end user license that does not involve, and that could not reasonably be expected to involve, payment to the Seller in respect of the Business in excess of US$25,000, indicating for each the title and the parties thereto.  Except as may be otherwise described in Section 3.9(m) of the Disclosure Schedules, all rights granted under any Outbound License Agreement are in all respects nonexclusive.

(n)No Intellectual Property included in the Acquired Assets nor, to the Knowledge of Seller, any Licensed IP is subject to any outstanding order, judgment, decree, or stipulation restricting the use thereof by Seller, or, with respect to the Acquired Assets, the sale, transfer, assignment or licensing thereof by Seller to any Person.

(o)The Seller has collected, stored, and used all User Data collected by the Seller via the Creativebug website, mobile applications or other website operated, or applications distributed or published, by Seller in connection with the Business in accordance with the terms of the privacy policy posted on such website or made available in connection with such applications. In respect of any such privacy policy that applies to any website or mobile application included in the Acquired Assets (each, a “Privacy Policy”): (i) it has been posted at all times during which such User Data has been collected (including by means of a link) on such websites and/or made available in connection with such applications and (ii) it reflects or permits the Business’ actual practices with respect to such User Data.  For purposes hereof, “User Data” means, with respect to end users of any website or mobile application of the Business: (w) all data related to impression and click-through activity of such end users, including user identification, (x) all data that contains or can be associated with a Personal Element, (y) known, or reasonably inferred information or attributes about any such users, and (z) all derivatives and aggregations of (w), (x) and (y), including user profiles. “Personal Element” means a natural person’s last name, telephone number, email address, mailing address, or any other information, alone or in combination, that allows the identification of a natural person. To the Knowledge of

Seller, the Business has at no time collected any of the following types of User Data via any websites or mobile applications owned and utilized by the Business: social security number, driver’s license number, or passport number.

(p)Seller has taken commercially reasonable steps and implemented reasonable security measures to protect its rights in Trade Secrets included in the Acquired Assets.  To Seller’s Knowledge, there have been no security breaches or other unauthorized access with respect to any Trade Secrets included in the Acquired Assets that are material to the Business.

(q)No funding, facilities, or personnel of any Governmental Entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Intellectual Property included in the Acquired Assets, in such manner that would (i) limit Seller’s rights therein or (ii) result in such Governmental Entity or educational institution having any rights under such Intellectual Property.

Section 3.10Compliance with Laws; Permits.

(a)In connection with its conduct of the Business, Seller and each Affiliate thereof has been and is in compliance with and has not been and is not in default under or in violation of any Law applicable to Seller, such Affiliate or the Business, except, in each case, for violations that are not material.  Notwithstanding the foregoing, the representations and warranties contained in Sections 3.9, 3.11, 3.12, 3.13, 3.14 and 3.15 constitute the sole representations and warranties of Seller relating to the respective subject matters addressed therein and the representations and warranties in this Section 3.10(a) shall not apply to such subject matters.

(b)Seller is in possession of all authorizations, licenses, permits, exceptions, consents, approvals, franchises, variances, exemptions, certificates, registrations, orders, and clearances of any Governmental Entity necessary to carry on the Business as it is now being conducted other than any of the foregoing that are not material (the “Seller Permits”). All Seller Permits are in full force and effect and are listed on Section 3.10(b) of the Disclosure Schedules.  As of the date of this Agreement, none of the Seller Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Knowledge of Seller, threatened in writing, and Seller has been and is in compliance in all material respects with the terms of the Seller Permits and any conditions placed thereon.

(c)No Governmental Entity has issued any written notice, warning letter, regulatory letter, untitled letter, or other written communication or correspondence to Seller or any Affiliate thereof alleging that Seller or such Affiliate is or was in violation of any Law or Seller Permit in connection with its conduct of the Business, or alleging that Seller or such Affiliate was or is the subject of any pending or threatened administrative agency or government entity investigation, proceeding, review, or inquiry in connection with its conduct of the Business.

Section 3.11Investigations; Litigation.

There are no (a) investigations or proceedings pending (or, to the Knowledge of Seller, threatened in writing) by any Governmental Entity with respect to Seller or any Affiliate thereof relating to the Business or the Purchased Assets or (b) actions, suits or proceedings pending against Seller or any Affiliate thereof relating to the Business or the Purchased Assets.  There are no orders, judgments or decrees of any Governmental Entity against Seller or any Affiliate thereof relating to the Business or the Purchased Assets.  Neither Seller nor any Affiliate thereof is subject to any Orders that have had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets.

Section 3.12Regulatory Compliance.

To the Knowledge of Seller, (i) neither Seller nor any of its Affiliates has, directly or indirectly, taken any action with respect to the Business or the Purchased Assets which would cause any of them to be in violation of any anti-corruption and/or anti-bribery Law that is applicable to the Business or the Purchased Assets (whether by virtue of jurisdiction or organization or conduct of business) and (ii) there is no action, proceeding or investigation pending or threatened in writing with respect to Seller’s or any of its Affiliates’ conduct of the Business relating to any of the foregoing Laws.

Section 3.13Taxes.

(a) Seller has timely filed or caused to be timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it in connection with the Business or the Purchased Assets on or before the Closing Date and all such Tax Returns are true, correct and complete in all material respects; (b) all material Taxes or other charges levied, assessed or imposed upon or with respect to the Business or the Purchased Assets due and payable prior to the Closing Date have been duly and timely paid, other than any such Taxes as are being contested in good faith and for which adequate reserves have been provided on Seller’s Financial Information in accordance with GAAP; (c) there are no audits, examinations, investigations or other proceedings ongoing, pending or threatened in writing in respect of Taxes or Tax assessments of Seller for the Business or the Purchased Assets, nor has Seller received any notice of any indication of deficiency from any Taxing Authority; (d) no issues relating to Taxes with respect to the ownership, operation or management of the Business or the Purchased Assets were raised by the relevant Taxing Authority in any completed audit or examination; (e) there are no Liens for Taxes on any of the Purchased Assets other than Permitted Liens; (f) no written claim has ever been made by a Taxing Authority in a jurisdiction where the Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction solely in connection with the ownership, operation or management of the Business of the Purchased Assets; and (g) none of the Purchased Assets are “United States real property interests” within the meaning of Section 897 of the Code.

Section 3.14Labor Matters.

(a)Schedule 3.14(a) sets forth a true and complete list of all employees of the Seller who are employed in the Business, and includes each employee’s name, title, work location, status (e.g., full- or part-time or temporary, overtime classification (e.g. exempt or non-exempt)), date of commencement of employment, rate of base salary or hourly wage, target annual bonus opportunity, and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work).

(b)Schedule 3.14(b) sets forth a true and complete list of all independent contractors and consultants (“Consultants”) providing services to the Business.  Seller has made available to Buyer true and complete copies of each form of services agreement with any Consultant together with any individual services agreements that materially differ from such forms.

(c)Except as would not result in liability to Buyer, with respect to employees of Seller who are employed in the Business, Seller is and has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. Except as would not result in liability to Buyer, with respect to employees of Seller who are employed in the Business, Seller is not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.

(d)Except as would not result in liability to Buyer, with respect to employees of Seller who are employed in the Business, Seller has withheld all amounts required by Law to be withheld from the wages, salaries, and other payments to employees or Consultants, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. There are no pending claims against the Company for workers' compensation, or short or long term disability, relating to employees of Seller who are employed in the Business.

(e)Except for such matters which would not have a Material Adverse Effect, Seller has not received written notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of Seller relating to the Business and, to the Knowledge of Seller, no such investigation is in progress.  Except for such matters that would not have a Material Adverse Effect, (i) there are no (and have not been during the two (2) year period preceding the date hereof) strikes or lockouts with respect to any employees of Seller engaged in the Business; (ii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Seller, threatened in writing against Seller with respect to any employees engaged in the Business; and (iii) there is no slowdown or work stoppage in effect or, to the Knowledge of Seller, threatened in writing with respect to any employees engaged in the Business.  Seller is not a party to any collective bargaining agreement or any other type of collective agreement with respect to any employees engaged in the Business. To the Knowledge of Seller, no union or other workers’ representative is currently engaged in any organizational activities or requests or elections for representation with respect to employees of Seller engaged in the Business.

(f)Except as would not result in liability to Buyer, each individual who performs services for the Business and who is not treated as an employee under applicable Laws (including for Tax withholding purposes) by Seller is not an employee under applicable Laws (including for Tax withholding purposes) or for purposes of any Seller Benefit Plan.

Section 3.15Employee Benefit Plans.

(a)Schedule 3.15(a) lists all Seller Benefit Plans.  “Seller Benefit Plans” means all material compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by Seller for the benefit of employees on the Agreed List of Employees and all employment agreements or arrangements providing compensation, vacation, severance or other benefits to any employee on the Agreed List of Employees.  Except for any Seller Benefit Plans that are publicly available on the website of the U.S. Securities and Exchange Commission, true and complete copies or descriptions of each Seller Benefit Plan have been made available to Buyer.

(b)Except as would not result in liability to Buyer, with respect to employees of Seller who are employed in the Business, each Seller Benefit Plan has been maintained, operated and administered in compliance with its terms and with all applicable Laws.

(c)None of the Seller Benefit Plans (i) is subject to Title IV of ERISA, (ii) provides for medical or life insurance benefits to retired or former employees of the Seller or its ERISA Affiliates (other than as required under Code Section 4980B, or similar state law) or (iii) is a "multiple employer plan" (as defined in Section 4063 or 4064 of ERISA) or a "multiemployer plan" (as defined in Section 4001(a)(3) or ERISA).

(d)Except as would not result in liability to Buyer, with respect to employees of Seller who are employed in the Business, no material action, investigation, dispute, suit, claim, arbitration, or legal, administrative or other proceeding (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of Seller, threatened in writing, with respect to any Seller Benefit Plan, its assets, trust, sponsor, administrator or fiduciary.

(e)Except as would not result in liability to Buyer, each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) in which employees of Seller who are employed in the Business participate is and has been operated and administered in compliance with Section 409A of the Code in all material respects.

(f)Except as would not result in liability to Buyer, with respect to employees of Seller who are employed in the Business, neither Seller nor any of its Subsidiaries has any indemnity obligation for Taxes imposed under Section 4999 or 409A of the Code.

(g)The consummation of the transactions contemplated by this Agreement shall not be a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of assets” of Seller within the meaning of Section 280G of the Code.

Section 3.16Insurance.

As of the date hereof, Seller is insured in respect of the Business against such losses and risks and in such amounts as are customary in the industry in which the Business operates.  Seller is not in material breach or default of any such insurance policies, and no written notice of cancellation or termination has been received with respect to any such policy.

Section 3.17Brokerage Fees.

There is no Person that might be entitled to any brokerage commission, finder’s fee or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or an Affiliate thereof.

Section 3.18Powers of Attorney.

There are no Persons holding a power of attorney on behalf of Seller that would enable such Persons to sell, assign, lease or otherwise transfer or dispose of any of the Purchased Assets.

Section 3.19Full Disclosure.

No representation or warranty of Seller in this Agreement or any other Transaction Document, nor any statement or certificate furnished or to be furnished to Buyer pursuant to this Agreement, any other Transaction Document or otherwise in connection with the transactions contemplated by this Agreement or any other Transaction Document, contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as of the date hereof as follows:

Section 4.1Qualification; Organization.

(a)Buyer is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Buyer has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b)Buyer is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.  Buyer is not in violation of its organizational or governing documents.

Section 4.2Corporate Authority Relative to this Agreement; No Violation.

(a)Buyer has all requisite company powers and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary company action on the part of Buyer and no other company proceedings on the part of Buyer are necessary to authorize the consummation of the transactions contemplated hereby and thereby.  This Agreement and each of the other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and, assuming this Agreement and the other Transaction Documents constitutes the valid and binding agreement of Seller and the other parties thereto, this Agreement and each of the other Transaction Documents to which Buyer is a party constitute the valid and binding agreement of Buyer, enforceable against Buyer in accordance with their terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.

(b)No authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, in connection with the execution, delivery and performance of this Agreement, or any other Transaction Document to which Buyer is a party, by Buyer and for the consummation by Buyer of the transactions contemplated hereby or thereby.

(c)None of the execution, delivery or performance of this Agreement, or the other Transaction Documents to which Buyer is a party, by Buyer, the consummation by Buyer of the transactions contemplated hereby or thereby or compliance by Buyer with any of the provisions of this Agreement or the other Transaction Documents to which Buyer is a party will (i) violate or conflict with or result in any breach of any provision of the organizational documents of Buyer or any other Contract of Buyer, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Affiliates or any of their respective properties or assets.

Section 4.3Investigations; Litigation.

There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Buyer or any of its Affiliates, threatened in writing against Buyer or any of its Affiliates, that challenges the transactions contemplated by this Agreement or any of the Transaction Documents.  As of the date hereof, neither Buyer nor any of its Affiliates nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award.

Section 4.4Brokerage Fees.

There is no Person that might be entitled to any brokerage commission, finder’s fee or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or any Affiliate thereof.

Section 4.5Available Funds.

Buyer has all funds necessary to fund the Purchase Price at Closing.

Section 4.6No Reliance.

Buyer acknowledges that none of Seller or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchased Assets, the Assumed Liabilities or the Business or other matters that is not included in this Agreement or the Disclosure Schedules. Without limiting the generality of the foregoing, none of Seller or any other Person has made a representation or warranty to Buyer with respect to (a) any projections, estimates or budgets for the Business or (b) any material, documents or information relating to the Purchased Assets, the Assumed Liabilities or the Business made available to Buyer or its counsel, accountants or advisors in any data room or otherwise, except as expressly covered by a representation or warranty set forth in Article III.

ARTICLE V

Conditions to Closing

Section 5.1Conditions Precedent to Buyer’s Obligations.

The obligations of Buyer to effect the transactions contemplated by this Agreement are subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Buyer in writing):

(a)The representations and warranties of Seller contained herein (i) that are not qualified as to materiality or Material Adverse Effect shall be accurate, true and correct in all material respects on and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be accurate, true and correct in all material respects as of the date specified and (ii) that are qualified as to materiality or Material Adverse Effect shall be accurate, true and correct in all respects on and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be accurate, true and correct in all respects as of the date specified; and Buyer shall have received a certificate of an officer of Seller dated the Closing Date, certifying that this condition has been satisfied.

(b)Seller shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by Seller at or before the Closing, and Buyer shall have received a certificate of an officer of Seller dated the Closing Date, certifying that this condition has been satisfied.

(c)no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity, nor shall any suit, action or proceeding have been instituted and remain pending, or have been threatened in writing and remain so by any Governmental Entity at what would otherwise be the Closing Date, which prohibits or restricts or would prohibit or restrict (if successful) the consummation of the transactions contemplated hereby, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby.

(d)Seller shall have received all of those Seller Approvals and Consents listed on Schedule 5.1(d).

(e)From the date of this Agreement, there shall have been no Material Adverse Effect.

(f)Seller shall have duly executed and delivered counterparts of the Transaction Documents to which it is a party.

(g)Seller shall have provided Buyer with a properly executed affidavit from Seller meeting the requirements of Section 1445(b)(2) of the Code and the Treasury Regulations thereunder, certifying that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code.

Section 5.2Conditions Precedent to Seller’s Obligations.

The obligations of Seller to effect the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Seller in writing):

(a)The representations and warranties of Buyer contained herein (i) that are not qualified as to materiality shall be accurate, true and correct in all material respects on and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be accurate, true and correct in all material respects as of the date specified and (ii) that are qualified as to materiality shall be accurate, true and correct in all respects on and as of the Closing Date, except for such representations and warranties made as of a specified date, which shall be accurate, true and correct in all respects as of the date specified; and Seller shall have received a certificate of an officer of Buyer dated the Closing Date, certifying that this condition has been satisfied.

(b)Buyer shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by Buyer at or before the Closing; and Seller shall have received a certificate of an officer of Buyer dated the Closing Date, certifying that this condition has been satisfied.

(c)No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity, nor shall any suit, action or proceeding have been instituted and remain pending, or have been threatened in writing and remain so by any Governmental Entity at what would otherwise be the Closing Date, which prohibits or restricts or would prohibit or restrict (if successful) the consummation of the transactions contemplated hereby, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated hereby.

(d)Buyer and Guarantor shall have duly executed and delivered counterparts of the Transaction Documents to which Buyer or Guarantor is a party.

ARTICLE VI

Certain Covenants

Section 6.1Conduct of Business

(a)From and after the date hereof and prior to the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Article IX (the “Termination Date”), and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Buyer, (iii) as expressly permitted by this Agreement or the other Transaction Documents, or (iv) as set forth on Schedule 6.1(a), Seller shall (A) conduct the Business in all material respects in the ordinary course consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact the Business’s rights and franchises, goodwill and advantageous business relationships and to retain the services of the Business’s key employees, and (C) take no action that is intended to or that would reasonably be expected to materially adversely affect or materially delay the consummation of the transactions contemplated hereby and the other Transaction Documents.

(b)Without limiting Section 6.1(a), except as set forth on Schedule 6.1(b), Seller agrees with Buyer that from the date of this Agreement until the earlier of (x) the Termination Date and (y) the Closing Date, except as otherwise contemplated or expressly permitted by this Agreement, Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)except in the ordinary course of business, enter into any Contract that if entered into prior to the date hereof would be a Material Contract or renew, extend, materially amend or terminate any Assumed Agreement;

(ii)except to the extent required by Law or by Contracts in existence as of the date hereof (A) increase the compensation or benefits of any of the Agreed List of Employees or alter any such employee’s reporting or title; (B) pay any pension, severance or retirement benefits to any of the Agreed List of Employees not required by any existing plan or agreement; or (C) enter into any material compensation or benefit plan, program, policy, arrangement or agreement with any of the Agreed List of Employees;

(iii)waive, release, assign, settle or compromise any material claim, action or proceeding in respect of the Business or the Purchased Assets, other than in the ordinary course of business;

(iv)take any action that is intended or would reasonably be expected to result in any of the conditions to the Closing set forth in Article V not being satisfied or materially delaying the satisfaction of such conditions;

(v)make any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any Person, or make any loan, advance, capital contribution to, or investment in, any other Person, in each case that relates to, or following such transaction, would constitute part of, the Business, except in the ordinary course of business;

(vi)dispose of, or create any Lien other than Permitted Liens on any Purchased Assets;

(vii)make any Tax election or settle or compromise any material Tax liability or refund, amend any Tax Return, enter into any closing agreement relating to any Tax, consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment, in each case to the extent related to the ownership, operation or management of the Business or the Purchased Assets; and

(viii)agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 6.1(b).

Section 6.2Investigation

(a)From the date hereof until the Closing Date and subject to the requirements and prohibitions of applicable Laws, Seller shall (i) provide to Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Seller for the Business; and (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information regarding the Business as such persons may reasonably request.  Any investigation pursuant to this Section 6.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business.

(b)Buyer hereby agrees that all information provided to it or its counsel, financial advisors, auditors and other authorized representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be treated in accordance with, the confidentiality obligations set forth in Section 6.3.

Section 6.3Confidentiality.

The parties understand and agree that information disclosed by any party to another party under this Agreement is subject to the terms and conditions of that certain Confidentiality Agreement entered into between TCG and Seller, dated March 25, 2014 (the “NDA”).  Notwithstanding anything to the contrary herein or in any other Transaction Document, following the Closing (i) all Trade Secrets included in the Purchased Assets shall constitute confidential information of Buyer (and not of Seller), and Seller shall be deemed the “Receiving Party” and Buyer the “Disclosing Party” with respect thereto; (ii) Buyer shall have no obligations whatsoever under the NDA with respect to such Trade Secrets; and (iii) with respect to such Trade Secrets, Seller’s obligations pursuant to the NDA shall apply until such Trade Secrets become publicly known other than through negligence or any other wrongful act or omission of Seller or any of its Affiliates.

Section 6.4Notification of Certain Matters

The parties hereto shall give prompt notice to each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby; (b) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting such party which relate to the transactions contemplated hereby; and (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Closing set forth in Article V not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

Section 6.5Public Announcements.

Seller and Buyer will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.6No Shop.

(a)Until the earlier of (y) the Closing or (z) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, Seller shall not (nor shall Seller permit, any of its shareholders, agents, or Affiliates to), directly or indirectly, take any of the following actions with any party other than Buyer and its designees: (i) solicit, encourage (including by way of furnishing information), facilitate, seek, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the Business, whether by merger, consolidation, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (ii) disclose or furnish any information not customarily disclosed to any person concerning the Business, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, except for Buyer and Buyer’s designated agents, other than in connection with any inquiry by any Governmental Entity, (iii) assist or cooperate with any person to make any proposal to purchase all or any material part of the Business, or (iv) enter into any agreement with any Person providing for the acquisition of the Business, except in furtherance of this Agreement.  The foregoing restrictions shall not apply to a private or public sale of Seller shares of stock or the issuance of Seller stock in connection with an acquisition or other transaction unrelated to the Business and in which there is not any change of control of the Business.

(b)In the event that Seller or any of Seller’s Affiliates shall receive any offer, proposal, or request, directly or indirectly, of the type referenced in Section 6.6(a) hereof, Seller shall notify Buyer as promptly as practicable of such proposal and the principal terms thereof.

(c)The parties hereto agree that irreparable damage may occur in the event that the provisions of this Section 6.6 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Buyer shall be entitled to seek an injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.6 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any agent or Affiliate of Seller shall be deemed to be a breach of this Agreement by Seller.

Section 6.7Financial Information.

Within thirty (30) days of the Closing Date, Seller shall provide to Buyer unaudited financial information relating to the Business in a form substantially similar to and prepared in a consistent manner with the Financial Information, except that it shall be dated as of the Closing Date.

ARTICLE VII

Post-Closing Covenants

Section 7.1Employee Matters.

(a)Seller shall terminate all employees on the Agreed List of Employees who are actively at work on the Closing Date.  Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 7.1(a).

(b)Buyer shall offer employment to the Agreed List of Employees. All such employees who become employed by Buyer effective as of July 10, 2014 or thereafter are hereinafter referred to as the “Transferred Employees.”  Employment with Buyer of Transferred Employees shall commence immediately on July 10, 2014 unless otherwise agreed by Buyer and a Transferred Employee, and except that employment of individuals on short-term disability leave, maternity leave, military leave or other approved leaves of absence (“Leave Employees”), except as otherwise provided by Law, shall become effective as of the date they first present themselves for active work with Buyer; provided, however, that Buyer, except to the extent otherwise required by Law, shall have no obligation to hire Leave Employees unless such individuals first present themselves for active work with Buyer within six (6) months following the Closing Date.  For purposes hereof, Leave Employees who accept an offer of employment from Buyer shall be deemed to be Transferred Employees as of the date they accept employment with Buyer.

(c)Seller shall be solely responsible for any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay relating to services provided to Seller on or prior to the Closing Date.  Seller shall include in the final paycheck of each employee on the Agreed List of Employees all amounts required in accordance with applicable Law.

(d)Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(e)The terms of this Agreement shall not entitle any Transferred Employee to remain in the employment of Buyer or affect the right of Buyer to terminate any Transferred Employee at any time or to establish, modify or terminate any employee benefit plan or any benefit under any such plan at any time.

(f)Seller and Buyer shall reasonably cooperate, to the extent permitted by Law, with Buyer’s attempts to obtain information relating to each individual on the Agreed List of Employees’ employment with the Business, excluding making available to Buyer such employees’ personnel files and performance evaluations (all of which files and evaluations shall be transferred as of the Closing).  To the extent permitted by Law, Seller and Buyer shall provide each other with access to information necessary in order to carry out the provisions of this Section 7.1, including, without limitation, making available all information regarding base wages, compensation and bonus and benefit entitlements of the individuals on the Agreed List of Employees during their employment with Seller as of the date of this Agreement.

(g)Buyer shall reimburse each Transferred Employee for 100% of the cost of premiums for COBRA coverage for such Transferred Employee and his or her eligible dependents enrolled under Seller's group health plan as of immediately prior to the Closing Date until the earlier of (A) such time as such Transferred Employee becomes eligible to enroll in a group health plan offered by Buyer or (B) December 31, 2014, conditioned on such Transferred Employee (i) timely electing COBRA and (ii) submitting proof of payment of COBRA premiums to Buyer for reimbursement, in accordance with Buyer's expense reimbursement policies.  Seller shall provide each employee on the Approved List of Employees with COBRA notices in accordance with applicable Law, and shall continue to maintain its group health plan until December 31, 2014.  Buyer shall use commercially reasonable efforts following the Closing to establish a group health plan to offer to such Transferred Employees.

(h)Effective as of the Closing Date, the Transferred Employees shall have no further rights to participate in any Seller Benefit Plans as active employees after the Closing Date.

(i)No provision of this Section 7.1, express or implied, is intended to or shall confer upon any Person or entity other than the parties to this Agreement any legal or equitable right, benefit or remedy of any nature whatsoever, or shall be deemed to amend any Seller Benefit Plan.

Section 7.2Books and Records; Access.

Seller agrees to deliver, or cause to be delivered, to Buyer as soon as reasonably practicable after the Closing, copies of all material books, records and other documents of Seller or its Affiliates to the extent related to the Business and the Purchased Assets as Buyer may reasonably request; provided that any portions thereof that do not relate to the Business or the Purchased Assets may be redacted from the copies delivered to Buyer.  After the Closing until the expiration of the statute of limitations for the imposition of Tax with respect to the years to which such books, records and other data pertain, Seller will permit Buyer and its duly authorized representatives access, during normal business hours and upon reasonable notice, to all Contracts, books, records and other data of Seller or its Affiliates to the extent relating to the Purchased Assets and Assumed Liabilities conveyed and assumed at the Closing (to the extent that such Contracts, books, records and data were not previously delivered to Buyer); provided that any portions thereof that do not relate to the Business or the Purchased Assets may be redacted from the copies to which such access is permitted.  In addition, Seller agrees that, after the Closing until the expiration of the statute of limitations for the imposition of Tax with respect to the years to which such books and records pertain, Buyer or its authorized representatives may, at Buyer’s cost and expense, make copies of Seller’s or its Affiliates’ books and records (excluding redacted portions thereof) to the extent related to the Business and to the extent that such books and records were not delivered to Buyer.

Section 7.3Payments from Third Parties.

In the event that, on or after the Closing Date, either party shall receive any payments or other funds due to the other pursuant to the terms hereof or otherwise, then the party receiving such funds shall promptly forward such funds to the proper party.  The parties acknowledge and agree there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement.

Section 7.4Further Assurances.

Each of Buyer and Seller shall use its commercially reasonable efforts to cause all conditions to its and the other parties’ obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement and the other Transaction Documents to which it is a party, to the end that the transactions contemplated herein shall be effected substantially in accordance with its terms as soon as reasonably practicable.  Each of Buyer and Seller shall execute and deliver during the Transfer Period such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or under the other Transaction Documents or to evidence such events or matters, including (i) transferring to Buyer any Purchased Assets which was not transferred to Buyer at the Closing Date and any asset, right, benefit or other property which is not a Purchased Asset but that the parties mutually agree to transfer to Buyer and (ii) transferring back to Seller any asset, right, benefit or other property which is not a Purchased Asset but was transferred to Buyer at Closing.

Section 7.5Tax Matters.

(a)Seller shall timely file, or cause to be timely filed, all Tax Returns related to the Business or the Purchased Assets required to be filed by Seller with respect to all Pre-Closing Tax Periods and shall, subject to Section 2.6, pay all Taxes shown due on such Tax Returns.

(b)Seller shall not have the right to file any amended Tax Return with regard to the Business or the Purchased Assets for any Pre-Closing Tax Period if such amendment would result in increased Taxes to Buyer, unless Buyer consents in writing.

(c)With respect to Tax refunds:

(i)Seller shall be entitled to any refunds or credits (including interest paid therewith) received in respect of any Tax liability with regard to the

Purchased Assets, in each case in respect of any Pre-Closing Tax Period; provided that Seller shall not be entitled to any such refund or credit (including interest paid therewith) to the extent Buyer pays the Tax for which such refund or credit is owed.

(ii)Except as provided in Section 7.6(c)(i), Buyer shall be entitled to any refunds or credits (including interest paid therewith) in respect of any Tax liability with regard to the Purchased Assets.

(iii)Notwithstanding anything to the contrary herein, if a Taxing Authority subsequently disallows any item or refund with respect to which a party has received payment from the other party pursuant to this Section 7.6(c), such recipient party shall promptly pay (or cause to be paid) to the other party the full amount of such item or refund (including any interest paid therewith).

(d)For purposes of this Agreement, the amount of any Taxes based on or measured by income or receipts of Seller and its Affiliates in respect of a Straddle Period which relate to the Pre-Closing Tax Period shall be determined based on an interim closing of the books of the relevant entity as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Seller holds a beneficial interest shall be deemed to terminate at such time), and the amount of any other Taxes of Seller for a Straddle Period which relate to the Pre-Closing Tax Period (such as property Taxes) shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in such Straddle Period.

(e)Notwithstanding anything in this Agreement to the contrary, Buyer (and any other Person required to withhold with respect to any payment made under this Agreement) shall be entitled to withhold and deduct from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold therefrom under the Code or any provision of state, local, or foreign Tax Law.  To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

(f)To the maximum extent possible, Seller shall deliver the Purchased Assets to Buyer only in a manner which shall not result in the imposition of sales or use tax such as by transferring the Purchased Assets pursuant to a procedure set forth in California State Board of Equalization’s Regulation 1502(f)(1)(D) or any applicable Law that is similar in nature.  Seller shall, to the maximum extent possible, deliver the Purchased Assets by means of electronic transmission, such as by electronic mail or file transfer protocol. Seller further agrees that it will not deliver any intangible assets that are Purchased Assets to Buyer in tangible form such as compact disks or the like.  Buyer agrees to accept delivery of all Purchased Assets in the manner set forth in this Section 7.6(f).

(g)The parties shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business or the Purchased Assets.

Section 7.6Covenant Not to Compete.

Seller agrees that for a period of two (2) years from the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, manage, operate, control or acquire any ownership interest in any Person that engages in the business and operation of a content website and associated mobile applications or web-based applications that primarily consist of an online video platform comprised of instructional craft videos (the “Restricted Field”), on a worldwide basis, so long as Buyer continues to carry out the Business; provided, however, that it shall not be a violation of this Section 7.6 for Seller or any of its Affiliates (a) to own, directly or indirectly, solely as an investment, securities of any Person if Seller or any of its Affiliates (A) is not a controlling Person or a member of a group that controls such Person and (B) does not, directly or indirectly, own more than 25% of the voting securities of such Person; (b) to, directly or indirectly, manage, operate, control or own any interest in any Person, if the portion of such Person’s business that is in the Restricted Field makes up less than 10% of such Person’s gross revenues; (c) to continue to manage, operate, control or own any of its current businesses (other than the Business) in substantially the same manner as currently conducted or planned to be conducted; or (d) provide services pursuant to the Transition Services Agreement; provided that for purposes of Sections 7.6(a) and (b), Seller shall not actively assist such Persons in the development of a new business in the Restricted Field.

Section 7.7Non-Solicitation.

For a period of one (1) year following the Closing Date, (i) Seller will not, and will cause all of its Affiliates and their respective officers and directors not to, and shall not authorize or permit its Representatives to, directly or indirectly, hire, retain, employ or solicit to employ any of the employees of Buyer as of the Closing Date (including, for this purpose, the persons on the Agreed List of Employees) and (ii) Buyer will not, and will cause all of its Affiliates and their respective officers and directors not to, and shall not authorize or permit its Representatives to, directly or indirectly, hire, retain, employ or solicit to employ any of the employees of Seller listed on Schedule 7.7(a) hereto; provided, however, that this provision shall not apply to (a) general solicitations of employment not specifically directed towards employees of the other party and its Affiliates, (b) any such individual whose employment relationship is terminated by Buyer or any of its Affiliates following the Closing (including, for this purpose, any of the persons on the Agreed List of Employees who are not hired by Buyer), or (c) solely with respect to the Buyer, for the period covered by the Transition Services Agreement, the employees listed on Schedule 7.7(b) hereto.

ARTICLE VIII

INDEMNIFICATION

Section 8.1Survival of Representations and Warranties.

All representations and warranties made by any party to this Agreement pursuant hereto shall survive the Closing for a period of twelve (12) months from the Closing Date; provided however, (a) the representations and warranties of Seller made in Sections 3.1, 3.2, 3.3, 3.13, 3.14, and 3.15 and of Buyer made in Sections 4.1 and 4.2 shall survive until sixty (60) days after the expiration of the applicable statute of limitations and (b) the applicable survival period will be extended indefinitely in any case of fraud or intentional misrepresentation. The expiration of any representation or warranty shall not affect any claim made in writing prior to the date of such expiration and, absent fraud or intentional misrepresentation, neither Seller nor Buyer shall have any liability with respect to any representation or warranty after it shall have expired as to which no claim was made in writing prior to such expiration.  The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made or by the Closing of the transactions contemplated hereby.

Section 8.2Indemnification by Seller.

Subject to the limitations and other terms set forth in this Article VIII, Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates, directors, officers, employees, agents, stockholders, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, obligations, demands, Taxes, liabilities, fines, judgments, sums required to be repaid, claims, damages, settlement payments, actions or causes of action, Liens, costs and expenses (including reasonable attorneys' fees) but excluding any consequential, incidental or indirect damages, special or punitive damages (other than in the case where such Losses are actually paid as a result of a third party claim) (collectively “Losses”) arising out of or resulting from:

(a)any inaccuracy in or breach of any representation or warranty of Seller contained in Article III this Agreement;

(b)any breach of any covenant of Seller contained in this Agreement; or

(c)any Excluded Liabilities.

Section 8.3Indemnification by Buyer.

Subject to the limitations and other terms set forth in this Article VIII, Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates, directors, officers, employees, agents, stockholders, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses whether or not involving a third party claim arising out of or resulting from:

(a)any inaccuracy in or breach of any representation or warranty of Buyer contained in Article IV this Agreement;

(b)any breach of any covenant of Buyer contained in this Agreement; or

(c)any Assumed Liabilities.

Section 8.4Procedures for Indemnification.

(a)Promptly after receipt by a Buyer Indemnified Party or Seller Indemnified Party, as applicable (the “Indemnified Party”), of written notice of the assertion or the commencement of any claim or other litigation by a third party with respect to any matter referred to in Sections 8.2(a), 8.2(b), 8.3(a) or 8.3(b), the Indemnified Party shall give written notice thereof to Seller or Buyer, as applicable (the “Indemnifying Party”), which notice shall include a description of the claim or litigation, the amount of Losses asserted in connection therewith (to the extent known and quantifiable) and the basis for the claim or litigation, and thereafter shall keep the Indemnifying Party reasonably informed with respect thereto; provided, however, that failure of the Indemnified Party to give such notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby.

(b)The Indemnifying Party shall be entitled to participate in the defense of such claim or litigation giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided, however, that:

(i)the Indemnified Party shall be entitled to participate in the defense of such claim or litigation and to employ counsel of its choice for such purpose, so long as the fees and expenses of such separate counsel are borne by the Indemnified Party;

(ii)the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Parties if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action or indictment; or (B) the claim seeks an injunction or equitable relief against the Indemnified Party(ies);

(iii)at any time during the pendency of such claim or any litigation or other proceeding relating thereto, the Indemnified Party may assume control of the defense and settlement of such claim upon prior written notice to the Indemnifying Party if the Indemnifying Party fails to defend such claim; and

(iv)if the Indemnifying Party assumes control of the defense of any such claim or litigation, the Indemnified Party shall agree to any settlement, compromise or discharge of such claim or litigation that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of Losses in connection with such claim or litigation and does not impose any material obligations or material restrictions on the Indemnified Party in any manner; provided, however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or litigation or ceasing to defend such claim or litigation if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities with respect to such claim or litigation, without prejudice.

(c)In order for any Indemnified Party to be entitled to any indemnification pursuant to this Article VIII, the Indemnified Party shall notify the Indemnifying Party in writing within ten (10) Business Days of such Indemnifying Party becoming aware of the event giving rise to such Indemnified Party’s claim for indemnification, specifying in reasonable detail the basis of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any Representative of such Indemnified Party, including outside legal counsel, accountants and financial advisors of the Indemnified Party related thereto.  If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party shall proceed to negotiate a resolution of such dispute for a period of thirty (30) days.  If after the conclusion of such thirty (30) day period the dispute has not been resolved, either the Indemnifying Party or Indemnified Party may seek resolution such dispute shall be resolved through the procedures set forth in Section 10.12 of this Agreement.

(d)If an Indemnified Party becomes aware of a third party action that the Indemnified Party believes, in good faith, may result in a claim with respect to a matter referred to in Sections 8.2(c) or 8.3(c), the Indemnified Party shall promptly notify the Indemnifying Party of such action.  The Indemnifying Party shall conduct the defense of such action and shall, to the extent reasonably requested by the Indemnified Party from time to time, give updates as to the status of such action.  The Indemnified Party shall be entitled to participate in any such defense at its sole cost and expense.  The Indemnifying Party may agree to any settlement or compromise of any such third party action in its sole discretion, so long as such settlement or compromise (i) does not obligate any Indemnified Party to take or refrain from taking any action and (ii) provides for a complete release of the Indemnified Party by such third party.  Any such settlement or compromise by the Indemnifying Party shall represent the agreement of the Indemnifying Party that the Losses incurred in connection therewith shall be indemnifiable hereunder.

(e)The procedures for providing the Escrow Agent notice of any claims against the Holdback Amount by the Indemnified Parties, the resolution of any disputes in connection with the Holdback Amount, and the release of any portion of the Holdback Amount to Seller or the Buyer Indemnified Parties shall be addressed in the Escrow Agreement.

Section 8.5Limitations on Indemnification.

(a)Except with respect to Losses relating to breaches of the representations and warranties in Sections 3.1, 3.2, 3.3, 3.13, 4.1, 4.2, 4.5 or claims pursuant to Sections 8.2(b), 8.2(c) or 8.3(b), Seller shall have no obligation to indemnify the Buyer Indemnified Parties against Losses pursuant to Section 8.2, and Buyer shall have no obligation to indemnify the Seller Indemnified Parties against Losses pursuant to Section 8.3, unless and until the aggregate of all such Losses suffered or incurred by Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, for which indemnification is sought exceeds US$100,000 (the “Basket Amount”) (in which event the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, shall be entitled to indemnification for the full amount including the Basket Amount, subject to the other limitations set forth in this Article VIII).

(b)Notwithstanding anything to the contrary herein, Seller shall be obligated to indemnify the Buyer Indemnified Parties against Losses under Section 8.2 only up to the Holdback Amount (less any fees deducted by the Escrow Agent from the Holdback Amount pursuant to the terms of the Escrow Agreement), other than Losses based on a breach of the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.13, 3.14 and 3.15 or Losses under Section 8.2(b) or 8.2(c) which Losses in the aggregate shall be capped at the Purchase Price (which, for the avoidance of doubt, is inclusive of the Holdback Amount), and in any case of fraud or intentional misrepresentation which Losses shall not be capped.

(c)No claim for indemnification pursuant to this Article VIII may or shall be made unless written notice pursuant to Section 8.4(a) is delivered to the Indemnifying Party and the Escrow Agent in accordance with the Escrow Agreement.

(d)Notwithstanding any provision herein to the contrary, if Seller is obligated to indemnify or reimburse any Buyer Indemnified Party for any indemnification claim in accordance with this Article VIII, the Buyer Indemnified Parties shall in all cases first exhaust the Holdback Amount in full before seeking recovery directly from Seller.

(e)Buyer acknowledges, on behalf of itself and on behalf of the other Buyer Indemnified Parties, that their sole and exclusive remedy with respect to all claims for breach of this Agreement, other than claims for fraud or intentional misrepresentation or a suit seeking specific performance or any other equitable remedy to require a party hereto to perform its obligations under this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII.  In furtherance of the foregoing, Buyer hereby waives, on behalf of itself and each of the other Buyer Indemnified Parties, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Seller for any breach of this Agreement (except pursuant to the indemnification provisions set forth in this Article VIII), other than with respect to claims for fraud or intentional misrepresentation or a suit seeking specific performance or any other equitable remedy to require a party hereto to perform its obligations under this Agreement.

(f)Upon payment in full of any claim or judgment pursuant to Section 8.4, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any Person (other than the Buyer Indemnified Parties) with respect to the subject matter of such claim or judgment.  The Indemnified Parties shall assign or otherwise reasonably cooperate with the Indemnifying Parties, at the cost and expense of the Indemnifying Parties, to pursue any claims against, or otherwise recover amounts from, any Person liable or responsible for any Losses for which indemnification has been received pursuant to this Agreement.

Section 8.6Calculation and Mitigation of Damages.

Each party shall take all commercially reasonable steps to mitigate any of its Losses, including by seeking recovery under insurance policies or other collateral sources; provided that the Indemnified Party shall have no obligation to (i) seek recovery under such insurance policies or other collateral sources prior to seeking recovery from the Indemnifying Party or (ii) to bring any lawsuit or claim against any insurer, including without limitation in connection with any dispute regarding coverage, policy limits or the determination of losses.  The amount of any Losses for which indemnification is provided under this Article VIII shall be net of any amounts recovered by such Indemnified Party under insurance policies or other collateral sources with respect to such Losses, net of deductibles paid.

Section 8.7Tax Treatment of Indemnification Payments.

Buyer and Seller agree to treat any indemnification payments received pursuant to this Agreement for all Tax purposes as an adjustment to the Purchase Price to the extent permitted by applicable Law.

ARTICLE IX

Termination

Section 9.1Termination or Abandonment.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time:

(a)by either Seller or Buyer if there has been a breach or failure to perform by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform (1) in the case of a breach or failure to perform by Seller, would give rise to the failure of a condition set forth in Section 5.1, and (2) in the case of a breach or failure to perform by Buyer, would give rise to the failure of a condition set forth in Section 5.2 (and in each case such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within fifteen (15) Business Days after the receipt of notice thereof by the defaulting party from the non-defaulting party, it being understood and agreed that this Agreement may not be terminated pursuant to this Section 9.1(a)(i) during, or following, such period of fifteen (15) Business Days if such breach is cured during such period); provided, however, that the right to terminate this Agreement is only available to a party that is not in material breach of this Agreement at such time;

(b)by either Buyer or Seller, if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;

(c)by mutual written consent of Buyer and Seller; or

(d)by either Buyer or Seller if the Closing shall not have occurred on or before July 31, 2014.

Section 9.2Effect of Termination.

In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, except that the confidentiality obligations shall survive in accordance with the terms of the NDA and Article X shall also survive such termination, provided, however, that nothing herein shall relieve any party from liability for any wilful breach of this Agreement prior to the date of such termination.

ARTICLE X
Miscellaneous

Section 10.1Amendments; Waivers.

At any time prior to the Termination Date, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.  Notwithstanding the foregoing, no failure or delay by Buyer or Seller in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.2Assignment; Binding Effect.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign, in its sole discretion, in whole or in part, its rights, interest and obligations under this Agreement to an Affiliate without the prior written consent of Seller, but no such assignment shall relieve Buyer of its obligations hereunder to the extent any such Affiliate does not satisfy its obligations hereunder.  Notwithstanding the foregoing, no assignment by Buyer shall relieve Guarantor of its obligations pursuant to Section 10.14 hereof.

Section 10.3Severability.

Any term or provision of this Agreement that is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon any such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 10.4Notices.

Any notice, request, instruction or other communication to be given hereunder by either party to the other party shall be in writing and delivered personally, by nationally recognized overnight courier service, sent by postpaid registered or certified mail:

if to Seller, addressed to:

Demand Media, Inc.
1655 26th St.
Santa Monica, CA 90404
Attn: Legal

and if to Buyer or Guarantor, to:

CB Acquisition, LLC

c/o The Chernin Group, LLC

1733 Ocean Ave., Suite 300

Santa Monica, CA 90401

Attn: Legal

or to such other address for either party as such party shall hereafter designate by like notice.

Section 10.5Headings.

Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 10.6Interpretation.

(a)Unless otherwise provided herein all monetary values stated herein are expressed in United States currency.

(b)Each accounting term set forth herein and not otherwise defined shall have the meaning accorded it under GAAP.  For the avoidance of doubt, in the event of any discrepancy between GAAP and the provisions of this Agreement, the provisions of this Agreement shall control.

(c)The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Except where expressly indicated otherwise, references in this Agreement to any Article, Section, Exhibit or Schedules refer to Articles, Sections, Exhibits or Schedules of this Agreement and any sub-section thereof and any provision contained therein.  The words “or” or “any” are not exclusive and “such as,” “include” or “including” are not limiting.  References to this “Agreement” include all Exhibits, Schedules and other attachments hereto, which are incorporated into this Agreement by reference.

Section 10.7Counterparts; Effectiveness.

This Agreement may be executed and delivered in one or more counterparts (including by facsimile or PDF copies thereof), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by fax or otherwise) to the other parties.

Section 10.8Entire Agreement; No Third-Party Beneficiaries.

This Agreement (including the exhibits and schedules hereto) and the other Transaction Documents together constitute the entire agreement and supersede all other prior agreements (other than the NDA) and understandings between the parties with respect to the subject matter hereof and thereof, including the Term Sheet dated May 21, 2014, as amended, and is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 10.9Specific Performance.

The parties agree that irreparable damage would occur in the event any provision of this Agreement or any Transaction Document is not performed in accordance with its terms and that the parties shall be entitled to specific performance of the terms of this Agreement or any Transaction Document, in addition to any other remedy at law or equity.

Section 10.10Costs and Expenses.

All costs and expenses associated with this Agreement and the transactions contemplated thereby, including the fees of counsel and accountants, shall be borne by the party incurring such expenses, except as otherwise provided in this Agreement.

Section 10.11Governing Law.

This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of California without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

Section 10.12Jurisdiction; Enforcement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VIII the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state court of the State of California located in Los Angeles or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of California, this being in addition to any other remedy which they are entitled at Law or in equity.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in the State of California.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10.12; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.13WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.14Guaranty.

Guarantor unconditionally guarantees all liabilities and obligations (including payment and indemnification obligations) of Buyer (or any permitted assignee of Buyer) hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CB ACQUISITION, LLC

By:    /s/ Sarah P. Harden

       Sarah P. Harden

       Authorized Signatory

DEMAND MEDIA, INC.

By:      /s/  Shawn Colo

Name:Shawn Colo

Title:	Interim Chief Executive Officer

OTTER MEDIA HOLDINGS, LLC

By:    /s/ Sarah P. Harden

       Sarah P. Harden

       Authorized Signatory